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                                                                     EXHIBIT 4.9

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT is dated as of the 7th day of June, 1999, by and between THE PRISM NETWORK, INC., a Florida corporation (the "Company"), and Bradley J. Walsh (the "Optionee").

         1.       Definitions.

                  1.1 "Acceleration Event" means (i)any person (including any group of persons acting in concert) other than an Existing Security Holder acquires more than fifty percent (50%) of the combined voting power of the Company's securities on a fully diluted basis (assuming the exercise or conversion of all outstanding options and convertible securities), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company,
(iii) upon the effectiveness of any merger, consolidation, statutory share exchange, reorganization or similar event (a "Business Combination") of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock will be converted into cash, securities or other property, other than a Business Combination in which the holders of more than fifty percent (50%) of the Common Stock on a fully diluted basis (assuming the exercise or conversion of all outstanding options and convertible securities) immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the voting securities of the entity resulting from such Business Combination on a fully diluted basis (assuming the exercise or conversion of all outstanding options and convertible securities), or (iv) the Company's shareholders approve any plan or proposal for the liquidation or dissolution of the Company.

                  1.2 "Affiliate" means any entity controlling, controlled by or under common control with the Company.

                  1.3      "Board" means the Board of Directors of the Company.

                  1.4 "Cause" means (i) the failure by the Optionee to substantially perform his duties as an employee (other than by reason of physical or mental disability) and continuance of such failure for more than 15 days after the Company notifies the Optionee in writing that he is failing to substantially perform his duties and setting forth the specific facts and circumstances thereof, it being acknowledged that the term "duties," as used herein, is not intended to include the attainment of corporate goals, such as "$1 million of revenues," but rather actions (such as the implementation of the means to facilitate the attainment of a corporate goal) which are performed by Optionee, (ii) the Optionee engages in willful misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is, or is reasonably likely to be injurious to the Company or any of its Affiliates, (iii) the Optionee is convicted of and has no


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further right to appeal, or enters a plea of nolo contendere to, any crime that constitutes a felony (exclusive of traffic related offenses), or (iv) the Optionee materially breaches any written agreement with the Company or any of its Affiliates not to disclose any information pertaining to the Company or any of its Affiliates or not to compete against or interfere with the business of the Company or any of its Affiliates and, if such breach is capable of cure, fails to cure the same within 15 days after written notice thereof from the Company.

                  1.5 "Common Stock" means the shares of common stock, par value $0.01 per share, of the Company.

                  1.6 "Exercise Price" means $1.75 per Option Share, which the Board has determined to be the per share fair market value of the Common Stock as of the date of this Agreement.

                  1.7 "Existing Security Holder" means James W. Southerland, Jr., Rock Creek Partners, Ltd., Chartwell Capital Investors, L.P., Chartwell Capital Investors II, L.P. and any Affiliate to whom an Existing Security Holder may transfer common stock or options or other securities which are exercisable for or convertible into common stock of the Company (including equity owners of an Existing Security Holder that makes a pro rata distribution of securities to its owners).

                  1.8      "Option Shares" has the meaning ascribed to it in
Section 2.

                  1.9      "Options" has the meaning ascribed to it in section
2.

         2. Grant: Number of Shares. The Company hereby grants to the Optionee options (the "Options") to purchase an aggregate of twenty thousand (20,000) shares (the "Option Shares") of Common Stock at the Exercise Price, on the terms and subject to the conditions set forth herein. The Options are not intended to be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Optionee shall not have any of the rights of a shareholder of the Company with respect to any Option Shares unless and until the Optionee has paid the Exercise Price with respect thereto and the conditions set forth in Section 4 have been satisfied.

         3.       Termination. The Options will terminate upon the earliest of
(i) the full exercise of the Options, (ii) ten (10) years from the date of this Stock Option Agreement, (iii) six months after termination of the Optionee's employment with the Company and all of its subsidiaries for any reason other than Cause, or (iv) termination by the Company of the Optionee's employment with the Company or any subsidiary for Cause.






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         4.       Exercise of Options.

                  4.1 Exercisability. The Options shall be exercisable 25% per year for each full year of Optionee's employment from the date of December 14, 1998 provided that on the applicable anniversary date of Optionee's employment (or the first December 31 to occur thereafter) Optionee has qualified for at least 90% of his performance bonus relating to the Company's gross revenues (but excluding performance goals relating to net income) for the calendar year in which such anniversary date occurs, as such goal is described in paragraph 2.C. of Optionee's Employment Agreement with the Company dated as of November 25, 1998. Thus, for example, if on December 14, 1999 (or on December 31, 1999 if not determinable until then), Optionee has qualified for at least 90% of his performance bonus with respect to the Company's gross revenues, Optionee shall be entitled to exercise 25% of his Options. If Optionee does not qualify for at least 90% of such performance bonus during any year, the Options which could have become exercisable during that year shall expire, anything in
Section 3 to the contrary notwithstanding. Thus, if Optionee qualifies for at least 90% of his performance bonus relating to the Company's gross revenues during the first three years of his employment but fails to qualify during the fourth year, he may exercise 75% of his Options at the end of the first three years, but 25% of his Options will expire at the end of the fourth year. In the event of an Acceleration Event, all options shall become exercisable immediately except to the extent, and provided that the Company promptly delivers to Optionee an opinion of reputable counsel or accounting firm to the effect, that such exercisability shall constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), in which case unvested Options shall become exercisable as to one share less than that number of whole shares the exercisability of which would result in an excess parachute payment, and the remainder of the unvested Options shall become exercisable according to the schedule that would have applied but for the application of this sentence. Optionee understands, agrees and acknowledges that this exercisability schedule does not create any right of employment in favor of Optionee, who remains an employee at will of the Company and subject to termination of employment at any time without cause.

                  4.2 Notice. The Optionee may exercise vested Options by delivering written notice of such exercise to the Company, accompanied by payment of the Exercise Price as described in Section 4.3. Such written notice shall be deemed sufficient for this purpose only if delivered to the Company at its principal office and only if such written notice states the number of Options being exercised. The date of exercise of the Options with respect to the Option Shares specified in the notice shall be the date on which the Company receives the notice and payment.

                  4.3 Payment and Other Conditions. On the exercise of any Option, the written notice described in Section 4.2 must be


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accompanied by a check payable to the Company, in the amount of the Exercise
Price of all Option Shares purchased pursuant to such exercise of the Options and an amount equal To the federal, state and local taxes, if any, required to be withheld as a result of such exercise. At Optionee's written election delivered as part of the written notice described in Section 4.2, all or any portion of the Exercise Price and applicable withholding taxes payable by the Company may be paid by reducing the number of Option Shares issued upon such exercise by the number of whole Option Shares having a fair market value, as determined by the Board in good faith (or, if the Common Stock is then trading on a established public market, as determined pursuant to the following sentence), on the date of exercise most nearly equal to (but not in excess of) the amount due to the Company, and any remaining balance shall be paid by check. If the Common Stock is traded on an established public market, the fair market value of the Option Shares shall be the average closing price of the Common Stock during the ten consecutive trading days preceding the date of exercise on the principal market on which the Common Stock is traded.

         Upon the request of the Company, the Optionee shall return this Stock Option Agreement to the Company and the Company may endorse thereon a notation of the exercise and return this Stock Option Agreement to the Optionee. Also, as an express condition to the exercise of any option, Optionee shall first execute the Shareholder Agreement dated April 1, 1996 by and between the Company and its various shareholders, and agree to be bound as a "Plan Shareholder," by the provisions therein.

                  4.4 Issuance of Stock Certificates. Upon satisfaction of the conditions of Sections 4.2 and 4.3, the Company shall promptly deliver to the Optionee a certificate or certificates for the number of shares of Common Stock in respect of which Options have been exercised, legended to reflect the agreements and conditions applicable to such Shares referred to in Section 6 for so long as applicable securities laws require such legend. The Certificate legend shall also reflect the Shareholder Agreement referenced in SectiOn 4.3 above, which agreement shall continue to govern the Optionee's rights with regard to said stock, provided, however, that after the occurrence of an Acceleration Event said legend shall be removed and such Shareholder Agreement shall not have any further application to any shares of Common Stock issued pursuant to the Options.

         5. Nontransferability of Options. No Option shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution.

         6. Specific Restrictions Upon Option Shares. The Optionee hereby agrees with the Company that the Optionee shall acquire the Option Shares for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the "Securities Act"), and shall not dispose of any Option Shares in any transaction which, in


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the opinion of counsel to the Company, would violate the Securities Act, or the rules and regulations thereunder, or any applicable state securities or "blue sky" laws.

         7.       Adjustment in Shares Subject to the Option.

         (a) In the event of a merger or consolidation of the Company in which the Company is not the surviving corporation and in which the consideration received by holders of Common Stock consists of securities of the surviving corporation or any affiliate, or in the event of a statutory share exchange (each a "Transaction"), (i) the Option shall automatically become exercisable for that number of securities (rounded to the near whole share) that the Optionee would have received in the Transaction had the Optionee exercised the Options immediately prior to the Transaction and participated in the Transaction as a holder of Common Stock, and (ii) the Exercise Price per new security shall be adjusted proportionately. For example, if as a result of the Transaction two shares of common stock of the surviving corporation are issued with respect to each share of Common Stock outstanding immediately prior to the Transaction, (i) each Option Share issuable upon exercise of the Options shall consist after the Transaction of two shares of common stock of the surviving corporation, and (ii) the exercise price per share after the Transaction shall be reduced to one half of the exercise price in effect immediately prior to the Transaction.

         (b) If the Company shall combine or subdivide its outstanding shares of Common Stock into a greater or lesser number of shares solely by means of a forward or reverse stock split or reorganization having the same effect or increase the number of its outstanding shares of Common Stock into a greater number of shares by means of a stock dividend, any such event being called a "Common Stock Reorganization," then (i) the Exercise Price shall be adjusted, effective immediately after the effective date of such Common Stock Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such effective date before giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization, and (ii) the number of shares of Common Stock subject to purchase upon exercise of the Options shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Stock Reorganization by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such Common Stock Reorganization.

         (c) In the event that any dividend or other distribution (whether in the form of cash, stock of the Company, other


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securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, sale of substantially all the Company's assets, split-up, spin-off, combination, repurchase, or exchange of securities of the Company, or other similar corporate transaction or event, affects the Option Shares issuable on exercise of the Option such that an adjustment not otherwise provided for herein is required in order to prevent dilution or enlargement of the benefit or potential benefit intended to be made available under this Agreement, then the Board shall, in such manner as it in good faith may deem equitable, adjust the number and type of Option Shares issuable pursuant to this Stock Option Agreement and/or the terms, conditions or restrictions of this Stock Option Agreement.

         8. Registration of Shares; Limitations on Exercisability. Anything in this Stock Option Agreement to the contrary notwithstanding, the obligation of the Company to sell or deliver shares of Common Stock with respect to the Options shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, securities exchange rules, or listing requirements and the obtaining of all approvals by governmental agencies as may be deemed necessary by the Board, and the Company shall use its reasonable efforts to take all necessary actions to comply with such requirements.

         9. Notices. Any notice required or permitted under this Stock Option Agreement shall be given at the address for each party indicated on the signature page thereof.

         10. Successors and Assigns. Neither this Agreement nor any Options granted hereunder may be assigned by Optionee except by will or the laws of descent and distribution, and during Optionee's lifetime Options may be exercised only by Optionee. This Agreement shall be binding on Optionee's heirs, legatees, personal representatives and permitted assignees and on the Company's successors and assigns (including a purchaser of all or substantially all of the assets of the Company).

         11. Miscellaneous. No provisions of this Stock Option Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by both the Optionee and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of (i) any breach by the other party hereto of, or (ii) compliance with, any condition or provision of this Stock Option Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Stock Option Agreement shall be governed by the laws of the state of Florida without regard to its conflicts of law principles.

         12. Severability. The invalidity or unenforceability of any provision or provisions of this Stock Option Agreement shall not


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affect the validity or enforceability of any other provision of this Stock
Option Agreement, which shall remain in full force and effect.

         13. Counterparts. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. Entire Agreement. This Stock Option Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled, including without limitation Section 2D of the Employment Agreement between the Company and Optionee.

         IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement on the day and year first above written.



                                    THE PRISM NETWORK, INC.,
                                    a Florida corporation



                                    By: /s/ JAMES W. SOUTHERLAND, JR.
                                    --------------------------------
                                    James W. Southerland, Jr.
                                    Its: President



                                    /s/ B. J. WALSH
                                    -------------------------------
                                    Bradley J. Walsh, Optionee